BLACKROCK Floating Rate Income Strategies Fund, Inc.

FILE #811-21413

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/9/2007	INTELSTAT	600,000,000	850,000	Deutsche Bank Securities; Lehman Brothers; Citigroup; Credit Suisse; Bear, Stearns & Co. Inc.; Goldman, Sachs & Co.; Merrill Lynch & Co.; BNP Paribas; JPMorgan; RBS Greenwich Capital
1/17/2007	ARMARK CORPORATION	500,000,000	1,200,000

JPMorgan; Goldman, Sachs & Co.; Citigroup; Barclays Capital; Wachovia Securities; Calyon Securities (USA); GE Capital Markets, Inc.; HVB Capital Markets; Mitsubishi UFJ Securities; Mizuho International plc; NatCity Investments, Inc.; PNC Capital Markets LLC; Rabo Securities USA, Inc.; RBS Greenwich Capital

3/7/2007	GNC	300,000,000	700,000	J.P. Morgan Securities Inc.; Goldman, Sachs & Co.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; BNP Paribas Securities Corp.; UBS Securities LLC

BLACKROCK Floating Rate Income Strategies Fund, Inc.

FILE #811-21413

ATTACHMENT 77O

3/14/2007	FREEPORT	1,000,000,000	3,120,000

J.P. Morgan Securities Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; HSBC Securities (USA) Inc.; Scotia Capital (USA) Inc.; UBS Securities LLC; ANZ Securities, Inc.; BNP Paribas Securities Corp.; Calyon Securities (USA) Inc.; Daiwa Securities SMBC Europe Limited; Greenwich Capital Markets, Inc.; HVB Capital Markets, Inc.; ING Financial Markets LLC; Mitsubishi UFJ Securities International plc; Mizuho Securities USA, Inc.; Natexis Bleichroeder Inc.; RBC Capital Markets Corporation; SG Americas Securities, LLC; Standard Chartered Bank; WestLB AG, London Branch

5/22/2007	UNIVERSAL HOSPITAL	230,000,000	460,000	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Bear, Stearns & Co. Inc.; Wachovia Capital Markets, LLC